                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          ADC TELECOMMUNICATIONS, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

               [LOGO]

        ADC Telecommunications, Inc.
        12501 Whitewater Drive
        Minnetonka, Minnesota 55343
        (612) 938-8080

                       ----------------------------------

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                          TO BE HELD FEBRUARY 23, 1999

                             ---------------------

TO THE SHAREHOLDERS OF ADC TELECOMMUNICATIONS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Shareholders' Meeting of ADC Telecommunications, Inc. (the "Company") will be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55415, on Tuesday, February 23, 1999, at 3:30 p.m. Central Standard Time, for the purpose of considering and acting upon:

    (1) The election of three directors for terms expiring in 2002.

    (2) A proposal to approve amendments to the Company's 1991 Stock Incentive Plan to (a) increase the number of shares of the Company's Common Stock available for issuance pursuant to awards thereunder, (b) extend the term of the 1991 Stock Incentive Plan until February 26, 2006 and (c) limit the number of shares of Common Stock that can be issued as restricted stock awards under the 1991 Stock Incentive Plan.

    (3) Such other business as may properly come before the meeting and any adjournments thereof.

    Shareholders of record at the close of business on January 7, 1999, are the only persons entitled to notice of and to vote at the meeting.

    Your attention is directed to the attached Proxy Statement. If you do not expect to be present at the meeting, please fill in, sign, date and mail the enclosed Proxy as promptly as possible in order to save the Company further solicitation expense. There is enclosed with the Proxy an addressed envelope for which no postage is required if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                    [DAVID F. FISHER]

                                                     DAVID F. FISHER
                                                        SECRETARY

January 19, 1999

               [LOGO]

        ADC Telecommunications, Inc.
        12501 Whitewater Drive
        Minnetonka, Minnesota 55343
        (612) 938-8080

                       ----------------------------------

                                PROXY STATEMENT

                            ------------------------

                          ANNUAL SHAREHOLDERS' MEETING
                          TO BE HELD FEBRUARY 23, 1999

    The enclosed Proxy is solicited by the Board of Directors of ADC Telecommunications, Inc. (the "Company") in connection with the Annual Shareholders' Meeting of the Company to be held on February 23, 1999, and at any and all adjournments thereof (the "Annual Meeting"). The costs of solicitation, including the cost of preparing and mailing the Notice of Annual Shareholders' Meeting and this Proxy Statement, are being paid by the Company. In addition, the Company will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of the Company's common stock ("Common Stock") on the record date specified below, bear their reasonable expenses for mailing copies of this material to the beneficial owners of such shares. Officers and other regular employees of the Company who will receive no extra compensation for their services may solicit Proxies in person or by telephone or facsimile. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of Proxies for a fee estimated to be $6,000 plus out-of-pocket expenses. The Proxy Statement and accompanying form of Proxy will be first mailed to shareholders on or about January 19, 1999.

    The Proxy may be revoked at any time prior to its exercise by giving written notice of revocation to an officer of the Company or by filing a new written appointment of a proxy with an officer of the Company. Unless so revoked, properly executed Proxies will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving such Proxy.

    Shareholders of record on January 7, 1999, are the only persons entitled to vote at the Annual Meeting. As of that date, there were 135,172,788 issued and outstanding shares of Common Stock, the only outstanding voting securities of the Company. Each shareholder is entitled to one vote for each share held.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of December 31, 1998, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to the Company's Common Stock beneficially owned by directors of the Company, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below and all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

                                                                                    PERCENT OF
                    NAME AND ADDRESS                       AMOUNT AND NATURE OF    COMMON STOCK
                   OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP     OUTSTANDING
---------------------------------------------------------  --------------------  -----------------
State Farm Mutual Automobile Insurance Company                  11,865,196               8.78%
One State Farm Plaza
Bloomington, Illinois 61710

William J. Cadogan                                                 768,375(1)            *

Lynn J. Davis                                                      371,474(1)            *

William L. Martin III                                               98,057(1)            *

Robert E. Switz                                                     84,744(1)            *

Vivek Ragavan                                                       84,482(1)            *

Charles W. Oswald                                                   87,000(2)            *

Warde F. Wheaton                                                    66,275(2)            *

Thomas E. Holloran                                                  62,000(2)            *

John D. Wunsch                                                      56,700(2,)(3)         *

Donald M. Sullivan                                                  56,000(2)            *

Jean-Pierre Rosso                                                   53,800(2)            *

B. Kristine Johnson                                                 49,700(2)            *

James C. Castle                                                     27,000(2)            *

Alan E. Ross                                                        24,000(2)            *

All executive officers and directors as a group                  1,972,500(4)            1.46%
  (17 persons)

------------------------

*  Less than 1%.

(1) Includes (a) shares issuable pursuant to stock options exercisable within 60 days after the date of this Proxy Statement and (b) shares held in trust for the benefit of the executive officers pursuant to the Company's Retirement Savings Plan (the "401(k) Plan"): for Mr. Cadogan (a) options to purchase 560,318 shares and (b) 15,951 shares; for Mr. Davis (a) options to purchase 250,559 shares and (b) 7,297 shares; for Mr. Martin (a) options to purchase 82,445 shares and (b) 4,580 shares; for Mr. Switz (a) options to purchase 59,135 shares and (b) 3,045 shares; and for Mr. Ragavan (a) options to purchase 66,501 shares and (b) 481 shares.

(2) Includes shares issuable pursuant to options exercisable within 60 days after the date of this Proxy Statement granted under the Company's Nonemployee Director Stock Option Plan: for Mr. Oswald options to purchase 24,000 shares; for Mr. Wheaton options to purchase 52,000 shares; for Mr. Holloran options to purchase 44,000 shares; for Mr. Wunsch options to purchase 52,000 shares; for Mr. Sullivan options to purchase 48,000 shares; for Mr. Rosso options to purchase 44,000 shares; for Ms. Johnson options to purchase 44,000 shares; for Dr. Castle options to purchase 24,000 shares; and for Mr. Ross options to purchase 24,000 shares.

(3) Does not include 2,696,004 shares held in custody by Family Financial Strategies, Inc. ("FFSI"), an investment advisory company of which Mr. Wunsch is President. FFSI may vote shares held on behalf of its clients if they fail to direct the manner in which the shares are to be voted and may exercise limited investment powers with respect to the shares. Title to all of these shares is held by Forsam & Co. (of which Mr. Wunsch is a general partner) or Cede & Co. as nominee for FFSI.

(4) Includes (a) 1,449,168 shares issuable pursuant to stock options exercisable within 60 days after the date of this Proxy Statement and (b) 35,749 shares held in trust for the benefit of executive officers pursuant to the 401(k) Plan.

                             ELECTION OF DIRECTORS

    The number of directors currently serving on the Company's Board of Directors is 10. The directors are divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. James C. Castle, Ph.D., Donald M. Sullivan and John D. Wunsch are the directors currently in the class with a term expiring at the Annual Meeting. The Board of Directors has nominated Messrs. Castle, Sullivan and Wunsch for election to the Board at the Annual Meeting for terms expiring at the Annual Shareholders' Meeting in 2002.

    The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the meeting is required for the election of the above nominees to the Board of Directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect Messrs. Castle, Sullivan and Wunsch. Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld. In the unlikely event that the nominees are not candidates for election at the Annual Meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

    Certain information regarding the nominees to the Board of Directors and the other incumbent directors is set forth below. In accordance with Board policy requiring mandatory retirement from the Board at age 70, Charles W. Oswald, an incumbent director, will retire from the Board on the date of the

Annual Meeting. At this time, the Board of Directors has not nominated a director to fill the vacancy that will be created by Mr. Oswald's retirement.

           NAME                 AGE           NOMINEE OR CONTINUING DIRECTOR AND TERM
--------------------------      ---      --------------------------------------------------
James C. Castle, Ph.D.              62   Director; nominee with term expiring in 2002
Donald M. Sullivan                  63   Director; nominee with term expiring in 2002
John D. Wunsch                      50   Director; nominee with term expiring in 2002
Thomas E. Holloran                  69   Director with term expiring in 2001
Charles W. Oswald                   70   Director with term expiring in 2001
Alan E. Ross                        63   Director with term expiring in 2001
Warde F. Wheaton                    69   Director with term expiring in 2001
William J. Cadogan                  50   Director with term expiring in 2000
B. Kristine Johnson                 47   Director with term expiring in 2000
Jean-Pierre Rosso                   58   Director with term expiring in 2000

    Dr. Castle has been a director of the Company since 1994. He has been Chairman of the Board and Chief Executive Officer of USCS International, Inc., a worldwide provider of computer services to the cable industry and a provider of billing services to the cable, telephony, financial services and utility industries, since 1992. For one year prior to such time, he was President of Teradata Corporation, until that company merged with NCR Corporation, a subsidiary of AT&T. From 1987 to 1991, he was Chairman of the Board, President, Chief Executive Officer and a director of Infotron Systems Corporation. Dr. Castle is a director of PAR Technology Corp., The PMI Group, Inc. and Leasing Solutions, Inc.

    Mr. Sullivan has been a director of the Company since 1990. He served as Chairman of the Board from 1994 to January 1999 and Chief Executive Officer from 1987 to March 1998 of MTS Systems Corporation, a manufacturer of products, systems and software that analyze engineering designs, evaluate materials and automate production processes. He had worked at MTS since 1982, where his prior positions included President, Chief Operating Officer and Executive Vice President. Mr. Sullivan is a director of TSI Incorporated.

    Mr. Wunsch has been a director of the Company since 1991. He has been President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory company, since January 1997. From 1990 to January 1997, he served as President of Perrybell Investments, Inc., a registered investment advisory company. Mr. Wunsch is a director of Medical Graphics Corporation and Telident, Inc.

    Mr. Holloran has been a director of the Company since 1985. He has held the position of Professor in the Graduate School of Business at the University of St. Thomas, Minneapolis, Minnesota, since 1985. From 1976 to 1985, Mr. Holloran served as Chairman of the Board and Chief Executive Officer of Inter-Regional Financial Group, Inc., the predecessor of Dain Rauscher Corporation. Mr. Holloran is a director of Flexsteel Industries, Inc., Medtronic, Inc., MTS Systems Corporation and National City Bancorporation.

    Mr. Oswald has been a director of the Company since 1985. He served as Chief Executive Officer of National Computer Systems, Inc., a provider of information systems and services to education, commercial and financial markets, from 1970 to 1994, and also Chairman of the Board of that company from 1970 to 1995. He was a director of National Computer Systems, Inc. from 1970 until his retirement in May 1998.

    Mr. Ross has been a director of the Company since 1994. From 1993 until his retirement in January 1996, he served as President of the Telecommunications Division at Rockwell International Corporation, where he had been employed since 1988. From 1990 to 1993, Mr. Ross was Vice President of the Digital Communications Division at Rockwell International Corporation, and from 1988 to 1990 he was Vice President and General Manager of the Network Transmission Systems group of that company. Mr. Ross is a director of Broadcom Corporation.

    Mr. Wheaton has been a director of the Company since 1980. He served as President of the Defense and Marine Systems Business of Honeywell Inc., a manufacturer of control and information systems, from 1987 until his retirement in 1989. Prior to such time, he served as Executive Vice President of Honeywell's Aerospace and Defense Business.

    Mr. Cadogan has been a director of the Company since 1991 and the Chairman of the Board since 1994. He has also been the President, Chief Executive Officer and Chief Operating Officer of the Company for more than five years. He was Senior Vice President of the Telecom Group of the Company from 1989 to 1990 and served as a Vice President from 1987 to 1989. Prior to joining the Company, Mr. Cadogan was employed by Intelsat, most recently as General Manager of Business Development. Mr. Cadogan is a director of National Computer Systems, Inc. and Pentair, Inc.

    Ms. Johnson has been a director of the Company since 1990. She is Senior Vice President and Chief Administrative Officer of Medtronic, Inc., a manufacturer of cardiac pacemakers, neurological devices and other medical products. She has served as an officer of Medtronic since 1984, with her previous positions including President of the Vascular business and President of the Tachyarrhythmia Management business.

    Mr. Rosso has been a director of the Company since 1993. Mr. Rosso is Chairman of the Board and Chief Executive Officer of Case Corporation, a manufacturer of construction and agriculture equipment. Mr. Rosso was President of the Home and Building Control division of Honeywell Inc. from 1991 to 1994 and President of Honeywell Europe in Brussels, Belgium, from 1987 to 1991. Mr. Rosso is a director of Inland Steel Industries, Inc., Ryerson Tull, Inc., Crown Cork & Seal Company, Inc. and Medtronic, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the fiscal year ended October 31, 1998 ("Fiscal 1998"), the Board of Directors held eight meetings and acted five times by written action. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he or she served. The Board of Directors has an Audit Committee, Compensation and Organization Committee, Nominating Committee and Finance and Business Development Committee.

    The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting and legal controls of the Company. The Audit Committee is composed of Messrs. Wunsch, Holloran, Oswald and Sullivan. During Fiscal 1998, the Audit Committee held four meetings.

    The Compensation and Organization Committee determines the compensation for executive officers of the Company and establishes the Company's compensation policies and practices. The Compensation and Organization Committee is composed of Messrs. Holloran, Ross, Rosso, Wheaton and Wunsch and Ms. Johnson. During Fiscal 1998, the Compensation and Organization Committee held four meetings and acted one time by written action.

    The Nominating Committee reviews and makes recommendations to the Board of Directors regarding nominees for directors. The Nominating Committee is composed of Messrs. Castle and Wunsch and Ms. Johnson. During Fiscal 1998, the Nominating Committee held one meeting.

    The Finance and Business Development Committee provides assistance to the Board of Directors relating to the financing strategy, financial policies and financial condition of the Company, including evaluation of major acquisitions and divestitures, review of modifications to the Company's capital structure and review of the annual financial performance of benefit plans. The Finance and Business Development Committee is composed of Messrs. Holloran, Castle and Oswald and Ms. Johnson. During Fiscal 1998, the Finance and Business Development Committee held one meeting.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company are paid an annual retainer of $18,000 plus a fee of $1,000 for each Board meeting attended and $850 for each committee meeting attended. In addition, directors acting as chairpersons of Board committees receive an additional annual retainer of $3,000. Amounts received by a director may be deferred pursuant to the Company's Restated Compensation Plan for Directors. Interest is paid on deferred amounts based on the prime commercial rate of Norwest Bank Minnesota, National Association.

NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

    Since 1991, the Company has maintained a Nonemployee Director Stock Option Plan (the "Nonemployee Director Plan"). A total of 840,000 shares of Common Stock are reserved for issuance under the Nonemployee Director Plan. Each director of the Company is eligible to participate in the Nonemployee Director Plan unless such director is an employee of the Company or any subsidiary of the Company.

    Under the Nonemployee Director Plan, each nonemployee director automatically receives an initial grant of an option to purchase 16,000 shares of Common Stock upon initial election to the Board of Directors and thereafter receives an annual grant of an option to purchase 8,000 shares of Common Stock following each meeting of the Company's shareholders; provided that the Company's return on equity for the fiscal year immediately preceding such annual meeting was at least 10%. For purposes of the Nonemployee Director Plan, "return on equity" is defined as the percentage determined by dividing (i) the net income of the Company for such fiscal year by (ii) the total shareholders' investment in the Company as of the next preceding fiscal year. All options granted under the Nonemployee Director Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and become exercisable one year after the date of grant. The option exercise price is payable in cash. The options expire 10 years from the date of grant (subject to earlier termination in the event of death).

                             EXECUTIVE COMPENSATION

COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERVIEW AND PHILOSOPHY

    The Compensation and Organization Committee (the "Committee") of the Board of Directors is responsible for the Company's executive compensation philosophy and major compensation policies. The Committee is also responsible for determining all aspects of the compensation paid to the Chief Executive Officer, and reviews and approves recommendations for compensation paid to the other executive officers. The Committee has access to an independent compensation consultant and to competitive compensation data. The Committee is composed entirely of outside, independent directors.

    The primary objectives of the Company's executive compensation program are to:

    - Provide compensation that will attract, retain and motivate a superior executive team.

    - Motivate the achievement of important Company performance goals.

    - Align the interests of the executive officers with those of the Company's shareholders.

    The executive compensation program provides an overall level of compensation opportunity that is competitive with comparably sized and comparably performing companies within the communications industry (the "Comparable Companies"). Certain of these companies are included in the Standard & Poor's Communication Equipment Index ("S&P Communication Equipment Index"), an industry index, composed of eight communication equipment companies, that appears in the table set forth under the caption "Comparative Stock Performance" below.

    The following discussion describes the Company's approach to executive compensation and provides commentary on each major element of the compensation program. The Committee, however, retains the right to consider factors other than those described below in setting executive compensation levels for individual officers. The Committee may also consider various measures of Company performance in addition to those formally included in the Company's incentive plans.

    In determining Fiscal 1998 compensation levels, the Committee took into account that in Fiscal 1998 the Company grew its revenues by 18.5% and grew its net income by 35% (19% after eliminating non-recurring charges), but its Economic Value Added (EVA-Registered Trademark-) decreased during Fiscal 1998. The Committee also noted that, while the Company achieved new record levels for both sales and net income, the market price of the Common Stock declined during Fiscal 1998.

    EXECUTIVE COMPENSATION PROGRAM

    The Company's executive compensation program is composed of base salary, annual incentive compensation, long-term incentive compensation and various benefits generally available to all full-time employees of the Company.

    BASE SALARY

    The Committee annually reviews the base salaries of the Company's executive officers. Base salary levels for the Company's executives are generally targeted at the 50th percentile of salaries paid by the Comparable Companies. In determining salaries, the Committee takes into account individual experience, performance during the preceding 12 months, future performance potential, salary levels for similar positions at the Comparable Companies, retention considerations and other issues particular to the executive and the Company. Salaries for the Company's executives generally fall within a band of plus or minus 25% from the average salaries paid by the Comparable Companies.

    ANNUAL INCENTIVE COMPENSATION

    The Management Incentive Plan (the "MIP") is the Company's annual incentive program for executives and key managers. The purpose of the MIP is to provide a financial incentive for management employees to help the Company achieve key financial and strategic goals. Target MIP award levels are set at approximately the 50th percentile level of similar incentive programs offered by the Comparable Companies. Actual awards vary significantly above or below the target award levels depending upon actual performance in relation to such goals.

    MIP awards are based primarily upon overall Company or business unit performance as compared to predetermined financial goals. For Fiscal 1998, MIP awards depended 60% on achievement of EVA improvement goals, 20% on attainment of revenue levels and 20% on achievement of key division goals and individual performance levels. In order for participants to receive a MIP award, either the threshold EVA improvement goal or the threshold revenue goal must be met.

    The EVA improvement component of the MIP provides incentive compensation that relates the financial reward to an increase in the value of the Company to its shareholders. In general, EVA is the excess of net operating profit after taxes, less a capital charge intended to represent the return expected by the providers of the Company's capital. The Company believes that EVA improvement is a financial performance measure closely correlated with increases in shareholder value.

    Under the MIP, achievement of target level performance goals produces an award of 100% of target bonus payout. For director-level management employees and officers, the EVA component of the MIP does not have upside limitations but may have negative consequences that are recognized through a "bonus bank." Under the bonus bank mechanism, EVA awards in excess of 200% of target for a given year are credited to the bonus bank and carried forward from year-to-year. If performance is below the threshold level in future years, the resulting negative award is debited against amounts credited to the bonus bank. This bonus bank mechanism is intended to promote sustained year-over-year improvements in EVA performance.

    MIP awards are payable in cash. However, executive officers and other designated management employees may elect to participate in the Company's Executive Incentive Exchange Plan (the "Exchange Plan") and receive stock options in lieu of up to 50% of their annual incentive payout under the MIP pursuant to the Company's 1991 Stock Incentive Plan (the "Incentive Plan"). Such options are valued using the Black-Scholes methodology and are awarded at a multiple of six times the cash equivalent. The option exercise price is the fair market value of the Common Stock as of the last business day of the fiscal year. The options granted under the Exchange Plan for Fiscal 1998 will become one-third vested on each of October 30, 1999, 2000 and 2001.

    For Fiscal 1998, MIP awards were made only to participants from those business divisions that exceeded their threshold levels of EVA improvement or revenue goals. MIP participants in other divisions and corporate management participants did not receive MIP awards for Fiscal 1998 because Company-wide or divisional threshold performance goals for EVA improvement and revenues were not achieved.

    LONG-TERM INCENTIVE COMPENSATION

    Long-term incentives are provided to executive officers primarily through the Company's stock option program. The primary purpose of the stock option program is to align executive officer compensation directly with the creation of shareholder value.

    Guidelines for stock option grants are set at approximately the 50th percentile level of similar programs maintained by the Comparable Companies. In addition to competitive industry practice data, the Committee takes into consideration factors such as overall Company performance and the amount of stock options already outstanding or previously granted in determining the size of stock option awards under the

Incentive Plan. The Company has also developed and implemented stock ownership guidelines for its executive officers. Minimum dollar value stock ownership guidelines range from one to four times salary, and the Company's policy provides that such minimums should be achieved within four years of becoming an executive officer. The Committee considers each officer's actual stock ownership in comparison to the guideline amounts in determining the level of new stock option awards.

    Prior to Fiscal 1998, stock options were granted to executive officers on a three-year grant cycle. However, beginning in Fiscal 1998, the Committee implemented a program of granting options on an annual basis. Stock options have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Generally, the stock options have a ten-year term and vest ratably over a three-year period as of specified dates. Executive officers will only receive benefit from stock options if, at the time the options are exercised, the price of the Common Stock has appreciated over the price on the date of the stock option grant.

    In addition to the regular stock option grant practices described above, in the fiscal year ended October 31, 1997 ("Fiscal 1997"), the five executive officers named in the Summary Compensation Table below and one other executive officer received a special award of premium options. Each executive officer named in the Summary Compensation Table below (other than the Chief Executive Officer, whose award is described below) received option awards ranging from 100,000 to 400,000 shares of Common Stock. These options have premium exercise prices, with one-third of the shares under each option priced at 145%, 135% and 120% of the fair market value of the Common Stock on the date of grant. Each of the options has a seven-year term and will vest four years from the date of grant. This special grant was designed to promote retention of senior management personnel critical to the Company's future growth and success while ensuring that the value of the options granted was dependent on significant increases in the value of the Common Stock after the date of grant.

    BENEFITS

    The Company provides medical and pension benefits to its executives that are generally similar to those available to Company employees. The Company provides allowances to its senior executives in lieu of certain perquisites.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Cadogan's base salary at the end of Fiscal 1997 was $575,000. Effective for Fiscal 1998, the Committee approved a merit increase of 8.7% which raised his salary to $625,000. In determining to raise Mr. Cadogan's salary, the Committee considered such factors as the Company's financial performance in comparison to that of other companies, the Company's strategic product and market positioning, Mr. Cadogan's leadership at the Company and within the industry, his performance with respect to personal objectives and his pay in relation to the pay of the chief executive officers of the Comparable Companies. The base salary of $625,000 places Mr. Cadogan's pay at approximately the median of the salaries of chief executive officers of the Comparable Companies.

    Under the terms of the MIP program, aggressive Company-wide goals for EVA improvement and revenues were established at the beginning of Fiscal 1998. Despite the Company's achievement of record sales and net profits, the threshold goals for Company-wide EVA improvement and revenues were not met. Accordingly, Mr. Cadogan did not receive a MIP award for Fiscal 1998.

    In accordance with the long-term incentive plan described above, Mr. Cadogan received a stock option grant for 145,800 shares of Common Stock in Fiscal 1998. These stock options have an exercise price equal to the fair market value of the Common Stock on the date of grant and will become one-third vested on each of October 31, 1998, 1999 and 2000. In addition to the regular stock option program described above, in Fiscal 1997 Mr. Cadogan received a special award of premium priced options to purchase a total of 1,000,000 shares of Common Stock. These options have premium exercise prices, with one-third of the shares under each option priced at 145%, 135% and 120% of the fair market value of the Common Stock on the date of grant. These premium options have a seven-year term and will vest four years from the date of grant. In making this special grant, the Committee's purpose was to provide an incentive for continued outstanding leadership and Company performance and to promote Mr. Cadogan's retention in the highly competitive communications industry. The use of premium priced options was also intended to ensure that the value of the options granted was dependent on significant increases in the value of the Common Stock after the date of grant.

    SECTION 162(m) POLICY

    The Committee does not believe that during the fiscal year ending October 31, 1999 annual compensation provided to any of the executive officers named in the table entitled "Summary Compensation Table" below will exceed $1,000,000 within the meaning of Section 162(m) of the Internal Revenue Code. Under Section 162(m), all compensation in excess of $1,000,000 for any such officer must meet certain shareholder approval and Company performance requirements in order for the Company to fully deduct these amounts. The Incentive Plan has provisions approved by the Company's shareholders so that amounts realized from the exercise of options granted under the Incentive Plan will not be included in calculations under Section 162(m). It is the Committee's intention to keep all executive compensation fully deductible now and in the future, but the Committee reserves the right to provide non-deductible compensation if it deems it to be in the best interests of the Company and its shareholders.

                                          Thomas E. Holloran, Chairman
                                          B. Kristine Johnson
                                          Alan E. Ross
                                          Jean-Pierre Rosso
                                          Warde F. Wheaton
                                          John D. Wunsch

                                          Members
                                          Compensation and Organization
                                          Committee

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                                                                                   LONG TERM
                                                               ANNUAL COMPENSATION               COMPENSATION
                                                  ---------------------------------------------  -------------
                                                                                   OTHER          SECURITIES
                                                                                  ANNUAL          UNDERLYING      ALL OTHER
              NAME AND                                          BONUS(2)       COMPENSATION        OPTIONS/     COMPENSATION
         PRINCIPAL POSITION              YEAR     SALARY(1)($)     ($)              ($)           SARS (#)(3)      ($)(4)
-------------------------------------  ---------  -----------  -----------  -------------------  -------------  -------------
William J. Cadogan, Chairman                1998   $ 633,461          -0-           -0-           145,800/-0-     $  23,780
 of the Board, President,                   1997   $ 559,416    $ 255,986           -0-          1,132,049/-0-    $  35,482
 Chief Executive Officer and                1996   $ 493,162    $ 214,466           -0-           183,775/-0-     $  46,032
 Chief Operating Officer

Lynn J. Davis, Senior Vice                  1998   $ 311,385    $ 118,236           -0-            80,048/-0-     $  23,513
 President, President, Broadband            1997   $ 279,750    $  87,807           -0-           445,294/-0-     $  21,114
 Connectivity Group                         1996   $ 260,250    $ 108,865           -0-            93,287/-0-     $  23,944

Robert E. Switz, Senior Vice
  President,                                1998   $ 277,538          -0-           -0-            40,500/-0-     $   7,764
 Chief Financial Officer                    1997   $ 239,795    $ 131,559           -0-           207,540/-0-     $   6,780
                                            1996   $ 218,366    $ 108,620           -0-            10,342/-0-     $   9,475

William L. Martin III, Senior Vice          1998   $ 276,115    $  12,334           -0-            43,754/-0-     $  15,235
 President, President, Business             1997   $ 216,714    $  95,878           -0-           249,458/-0-     $  33,273
 Broadband Group                            1996   $ 194,057    $  53,836           -0-            46,132/-0-     $   7,743

Vivek Ragavan                               1998   $ 306,979    $  19,896           -0-            41,687/-0-     $  11,849
 Senior Vice President, President,          1997   $ 280,808    $  86,402           -0-           405,882/-0-     $   4,560
 Residential Broadband Group(5)             1996   $ 220,129    $  54,762           -0-            87,503/-0-     $  54,086

------------------------------

(1) Amounts include allowances paid to the executive officers in lieu of the Company providing them with certain perquisites.

(2) The bonus amounts were paid pursuant to the Company's MIP described above under the caption "Compensation and Organization Committee Report on Executive Compensation." Additional amounts were earned under the EVA component of the MIP for Fiscal 1997 but not paid for certain officers. The additional amounts will either be paid in later years or forfeited, depending on the extent to which future EVA improvement goals under the MIP are achieved. The bonus amounts do not include the value of stock options granted under the Exchange Plan.

(3) The options granted in Fiscal 1998, Fiscal 1997 and the fiscal year ended October 31, 1996 include stock options granted under the Exchange Plan.

(4) The compensation reported includes (a) Company contributions (excluding employee earnings reduction contributions) under the Company's 401(k) Plan and
  (b) amounts credited under the Company's 401(k) Excess Plan. Company contributions under the 401(k) Plan accrued during Fiscal 1998 were as follows: $7,717 to Mr. Cadogan; $7,845 to Mr. Davis; $7,764 to Mr. Switz; $8,025 to Mr. Martin; and $7,819 to Mr. Ragavan. The amounts credited under the 401(k) Excess Plan during Fiscal 1998 were as follows: $16,063 to Mr. Cadogan; $15,668 to Mr. Davis; $0 to Mr. Switz; $7,211 to Mr. Martin; and $4,031 to Mr. Ragavan. In the case of Mr. Martin, the compensation reported includes a relocation bonus of $15,458 in Fiscal 1997.

(5) Mr. Ragavan has announced his intention to resign from the Company on January 31, 1999.

OPTIONS AND STOCK APPRECIATION RIGHTS

    The following tables summarize option grants and exercises during Fiscal 1998 to or by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of Fiscal 1998. No stock appreciation rights ("SARs") are held by such executive officers.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1998

                                              INDIVIDUAL GRANTS                       GRANT DATE
                          ---------------------------------------------------------     VALUE
                            NUMBER OF      % OF TOTAL                                ------------
                           SECURITIES        OPTIONS                                  GRANT DATE
                           UNDERLYING      GRANTED TO     EXERCISE OR                  PRESENT
                          OPTIONS/SARS    EMPLOYEES IN    BASE PRICE    EXPIRATION      VALUE
                           GRANTED (#)     FISCAL YEAR     ($/SHARE)       DATE        ($)(10)
                          -------------  ---------------  -----------  ------------  ------------
William J. Cadogan               8,571(1)         0.24%    $   35.00     11/04/2007  $    299,985
                               137,229(2)         3.87%    $   35.00     11/04/2007  $  4,803,015

Lynn J. Davis                    8,571(1)         0.24%    $   35.00     11/04/2007  $    299,985
                                40,029(3)         1.13%    $   35.00     11/04/2007  $  1,401,015
                                31,448(4)         0.89%    $   23.00     10/30/2008  $    723,304

Robert E. Switz                  8,571(1)         0.24%    $   35.00     11/04/2007  $    299,985
                                31,929(5)         0.90%    $   35.00     11/04/2007  $  1,117,515

William L. Martin                8,571(1)         0.24%    $   35.00     11/04/2007  $    299,985
                                31,929(5)         0.90%    $   35.00     11/04/2007  $  1,117,515
                                 3,254(6)         0.09%    $   23.00     10/30/2008  $     74,842

Vivek Ragavan                    5,714(7)         0.16%    $   35.00     11/04/2007  $    199,990
                                34,786(8)         0.98%    $   35.00     11/04/2007  $  1,217,510
                                 5,292(9)         0.15%    $   23.00     10/30/2008  $    121,716

------------------------------

(1) These options become exercisable as follows: 2,857 shares on October 31, 1998; 2,857 shares on October 31, 1999; and 2,857 shares on October 31, 2000.

(2) These options become exercisable as follows: 45,743 shares on October 31, 1998; 45,743 shares on October 31, 1999; and 45,743 shares on October 31, 2000.

(3) These options become exercisable as follows: 13,343 shares on October 31, 1998; 13,343 shares on October 31, 1999; and 13,343 shares on October 31, 2000.

(4) These options were granted under the Exchange Plan for Fiscal 1998 and will become exercisable as follows: 10,482 on October 30, 1999; 10,482 on October 30, 2000; and 10,482 shares on October 30, 2001.

(5) These options become exercisable as follows: 10,643 shares on October 31, 1998; 10,643 shares on October 31, 1999; and 10,643 shares on October 31, 2000.

(6) These options were granted under the Exchange Plan for Fiscal 1998 and will become exercisable as follows: 1,084 shares on October 30, 1999; 1,085 shares on October 30, 2000; and 1,085 shares on October 30, 2000.

(7) These options become exercisable as follows: 2,857 shares on October 31, 1999 and 2,857 shares on October 31, 2000.

(8) These options become exercisable as follows: 13,500 shares on October 31, 1998; 10,643 shares on October 31, 1999; and 10,643 shares on October 31, 2000.

(9) These options were granted under the Exchange Plan for Fiscal 1998 and will become exercisable as follows: 1,764 shares on October 30, 1999; 1,764 shares on October 30, 2000; and 1,764 shares on October 30, 2001.

(10) These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant date valuations: an expected volatility of 68.6%; an expected term to exercise of 4.5 years for all stock option grants; a risk-free rate of return of 5.19% for the expected term of the option; and no dividend yield. The actual value, if any, an executive officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive officer will be at or near the value estimated above. The present-value amounts should not be used to predict future stock performance.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1998 AND
                VALUE OF OPTIONS AND SARS AT END OF FISCAL 1998

                                                                                    VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED           IN-THE-MONEY
                             SHARES                        OPTIONS/SARS AT             OPTIONS/SARS AT
                          ACQUIRED ON      VALUE         END OF FISCAL 1998          END OF FISCAL 1998
          NAME            EXERCISE (#)  REALIZED(1)   (EXERCISABLE/UNEXERCISABLE) (EXERCISABLE/UNEXERCISABLE)(2)
------------------------  ------------  ------------  -------------------------  ---------------------------
William J. Cadogan            125,000   $  4,495,990        560,318/1,618,434         $6,066,278/$3,516,551

Lynn J. Davis                 -0-           -0-               250,559/571,334                $3,257,058/-0-

Robert E. Switz               -0-           -0-                59,135/241,435                  $594,555/-0-

William L. Martin III         -0-           -0-                82,445/310,467                  $602,640/-0-

Vivek Ragavan                 -0-           -0-                66,501/455,176                  $255,875/-0-

------------------------------

(1) Value determined by subtracting the exercise price per share from the market value per share of the Company's Common Stock at the date of exercise.

(2) Value determined by subtracting the exercise price per share from the market value per share of the Company's Common Stock at the end of Fiscal 1998.

PENSION PLANS

    Until December 31, 1997, the Company maintained a Pension Plan, which was a qualified defined benefit pension plan. All benefit accrual under the Pension Plan ceased on December 31, 1997, and participation was frozen on the same date. The Pension Plan was terminated as of January 5, 1998.

    Pension trust assets were sufficient for distributions made as a result of the termination, and the Internal Revenue Service issued a determination letter that the Pension Plan was qualified as of the date of its termination. Plan assets were distributed on September 30, 1998.

    As a result of the freeze on participation and benefit accrual on December 31, 1997, no additional benefits accrued to participants under the Pension Plan after that date. Active and vested terminated participants were given the option of receiving pension benefits accrued through December 31, 1997 in the form of an annuity (through a group annuity contract purchased by the Company) or as a lump sum payment which was the actuarial equivalent of the accrued normal retirement benefit. Annuities were purchased for retirees and beneficiaries receiving benefits. Accrued benefits with a lump sum present value of $3,500 or less were paid in cash. Accrued benefits of active participants with larger lump sum present values were rolled over into their accounts in the Company's 401(k) Plan. The estimated annual retirement benefits accrued through the Pension Plan's termination date to Messrs. Cadogan, Davis, Switz, Martin and Ragavan were $23,590, $42,899, $5,942, $4,648 and $2,064, respectively.

    The Company also maintains a Pension Excess Plan (the "Excess Plan") intended to compensate certain employees, as determined in the discretion of the Board of Directors, for the amount of benefits lost under the Company's Pension Plan as a result of participation in the Company's Deferred Compensation Plan (which permits employees to defer payments made to them under the MIP until retirement) and the Exchange Plan, and for the amount of benefits which could not be paid from the Pension Plan because of maximum benefit and compensation limitations under the Internal Revenue Code of 1986, as amended (the "Code"). Benefits payable under the Excess Plan were frozen as of January 5, 1998, and the Excess Plan limited its participation to current participants as of December 31, 1997. Upon termination of employment, participants receive a lump sum payment equal to the amount of such benefits. The estimated annual benefits payable under the Excess Plan to Messrs. Cadogan, Davis, Switz, Martin and Ragavan upon normal retirement at age 65 are $46,007, $15,851, $5,859, $6,720 and $6,097, respectively.

    Effective as of November 1, 1990, the Company entered into a Supplemental Executive Retirement Plan with Mr. Cadogan (as amended to date, the "SERP"). The SERP provides for supplemental retirement income benefits that allow Mr. Cadogan, upon the termination of his employment with the Company and subject to certain conditions, to receive a single lump sum payment on the first day of the calendar month following his termination of employment with the Company. The amount payable to Mr. Cadogan is derived from a formula based upon an amount equal to 50% of Mr. Cadogan's average monthly compensation during the preceding five years less the total of all benefits attributable to employer contributions which are payable to Mr. Cadogan from the Pension Plan and the Excess Plan and certain Social Security benefits payable to him. Benefits payable under the SERP are unfunded and will be paid only from the general assets of the Company.

CHANGE IN CONTROL ARRANGEMENTS

    The Company maintains a Severance Pay Plan to provide severance pay in the event of a "change in control" (as defined in the Severance Pay Plan) of the Company for the Chief Executive Officer, vice presidents, director-level management employees and other employees of the Company who are participants in the MIP or certain other incentive bonus plans. The Severance Pay Plan provides for severance payments to eligible employees whose employment is terminated, either voluntarily with "good reason" (as defined in the Severance Pay Plan) or involuntarily, during the two-year period following a change in control. The amount of severance pay is based on the employee's position in the Company and his or her base salary and bonus payable under the MIP or such other incentive bonus plan, if any. The Severance Pay Plan also provides for payment of a pro rata portion of the employee's bonus under the MIP or other incentive bonus plan. Payment will be made in a lump sum upon termination. Under the Severance Pay Plan, any severance payment to an employee would be reduced by the amount, if any, necessary to prevent any part of payments made to such employee as a result of the change in control being treated as an "excess parachute payment" within the meaning of Section 280G of the Code. If there had been a change in control as of the end of Fiscal 1998 and the employment of the five executive officers named in the Summary Compensation Table above was immediately terminated, then Messrs. Cadogan, Davis, Switz, Martin and Ragavan would have been entitled to receive, pursuant to the terms of the Severance Pay Plan but without taking into account any reductions necessary to avoid excess parachute payments under Section 280G, lump sum payments upon termination of $1,840,383, $1,300,186, $523,076, $600,634 and $706,334, respectively.

    The Company has certain other compensatory arrangements with its executive officers relating to a change in control of the Company. All stock option agreements outstanding under the Company's employee stock option and stock award plans provide for the acceleration of exercisability of options if the optionee's employment is terminated within two years following a change in control (except in certain cases where the optionee is terminated for "cause" or resigns without "good reason"). In addition to stock options, the Committee has also granted restricted stock awards to certain employees. All outstanding restricted stock award agreements provide for pro rata vesting of all outstanding shares of restricted stock following a change in control and for full vesting of such shares if the holder's employment is terminated within two years following a change in control.

                         COMPARATIVE STOCK PERFORMANCE

    The table below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P Communication Equipment Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Communication Equipment Index on October 31, 1993, and reinvestment of all dividends).

                                  TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              ADC          S&P COMMUNICATION EQUIPMENT INDEX(2)         S&P 500(1)
1993         $100.00                                          $100.00       $100.00
1994         $129.11                                          $111.33       $103.87
1995         $219.18                                          $169.46       $131.33
1996         $374.66                                          $188.20       $162.97
1997         $363.01                                          $275.17       $215.31
1998         $252.05                                          $363.61       $262.66

------------------------

(1) Total return calculations for the S&P 500 Index were performed by Standard & Poor's Compustat.

(2) Total return calculations for the S&P Communication Equipment Index (consisting of communications equipment manufacturers in competition with the Company) were performed by Standard & Poor's Compustat.

    The Company changed from the Telco Index to the S&P Communication Equipment Index in Fiscal 1998, because the Telco Index was discontinued by Investor's Business Daily. Because the Telco Index is no longer published, the Company's total shareholder return for the last five fiscal years cannot be compared to the Telco Index.

                              CERTAIN TRANSACTIONS

    The Company is currently engaged in negotiations with respect to certain transactions with Siara Systems, Inc. ("Siara"). Siara is a development stage company engaged in the development and manufacture of products using high-speed video transport and packet technologies to provide telephony, data and Internet services. The Company anticipates that it will make a preferred stock investment in Siara of $3,500,000 and loan $9,500,000 to Siara. The Company also plans to enter into certain arrangements under which it would distribute products developed and supplied by Siara. Vivek Ragavan, who is currently Senior Vice President of the Company and President of its Residential Broadband Group, has announced that he will resign from the Company on January 31, 1999 to become Chief Executive Officer and a director of Siara. The proposed transactions with Siara were recommended to the Board of Directors by disinterested members of the Company's management, and the Board approved these transactions following full disclosure of Mr. Ragavan's interest in Siara.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. As a result of administrative oversight, in Fiscal 1998, each of Charles W. Oswald and John D. Wunsch, directors of the Company, had one late Form 4 report filing relating to a single transaction. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during Fiscal 1998, all other
Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-ten-percent beneficial owners were satisfied.

                PROPOSAL TO AMEND THE 1991 STOCK INCENTIVE PLAN

PROPOSED AMENDMENTS

    In December 1998, the Company's Board of Directors adopted, subject to shareholder approval, amendments to the Company's 1991 Stock Incentive Plan (the "Incentive Plan") to (a) increase the number of shares of the Company's Common Stock available for issuance pursuant to awards thereunder from 22,419,008 to 29,019,008, (b) extend the term of the Incentive Plan for five years (from February 26, 2001 to February 26, 2006) and (c) limit the number of shares of Common Stock that can be issued as restricted stock awards after the effective date of such amendments to two percent of the total shares available for future issuance as of such date (approximately 240,000 shares).

    The Board of Directors believes that stock options have been, and will continue to be, an important compensation element in attracting and retaining key employees. The Company has also granted restricted stock awards to key employees in the past and may continue to do so under the Incentive Plan in the future. As of December 31, 1998, 5,243,981 shares of Common Stock remained available for future grants of stock options, restricted stock and other awards under the Incentive Plan. In addition, the Incentive Plan will terminate under its existing terms on February 26, 2001. The Board of Directors believes that the increase in authorized shares and the extension of the term of the Incentive Plan are necessary because of the need to continue to make awards under the Incentive Plan to attract and retain key employees. The Board believes that the additional number of shares of Common Stock authorized under the Incentive Plan and the extension of the term of the Incentive Plan will provide the Company with adequate flexibility to ensure that the Company can continue to meet the goals of attracting and retaining key personnel.

    The Board of Directors also believes that it is in the best interests of the Company and its shareholders to limit the number of shares of restricted stock awards that can be issued under the Incentive Plan. As a result, the Board of Directors proposes to limit the number of shares of restricted stock awards that may be issued under the Incentive Plan to approximately 240,000 shares. If shareholders of the Company approve the amendments to the Incentive Plan, the Company will calculate the exact number of shares that can be issued pursuant to restricted stock awards on February 23, 1999.

    If the amendments to the Incentive Plan are approved by the Company's shareholders, such amendments will be effective on February 23, 1999. If the amendments are not approved, they will not take effect.

SUMMARY OF INCENTIVE PLAN

    The purpose of the Incentive Plan is to aid the Company in maintaining and developing management personnel capable of assuring the future success of the Company, to offer such personnel incentives to put forth maximum efforts for the success of the Company's business and to afford such personnel an opportunity to acquire a proprietary interest in the Company. All key employees of the Company and its subsidiaries and affiliates in which the Company has a significant equity interest are eligible to receive awards under the Incentive Plan. The Incentive Plan currently terminates on February 26, 2001, and no awards may be made after such date unless the shareholders of the Company approve the amendment discussed above to extend the term of the Incentive Plan until February 26, 2006. Unless otherwise expressly provided in the Incentive Plan or an applicable award agreement, any award granted may extend beyond the termination date of the Incentive Plan.

    The Incentive Plan permits the granting of: (a) stock options, including "incentive stock options" meeting the requirements of Section 422 of the Code ("Incentive Stock Options") and stock options that do not meet such requirements ("Nonqualified Stock Options"), (b) stock appreciation rights ("SARs"), (c) restricted stock and restricted stock units, (d) performance awards and (e) dividend equivalents. The Incentive Plan is administered by the Compensation and Organization Committee of the Company's Board of Directors (the "Committee"). The Committee has the authority to establish rules for the administration of the Incentive Plan; to select the key employees to whom awards are granted; to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards; and to set the terms and conditions of such awards. The Committee may also determine whether the payment of any amounts received under any award shall or may be deferred and may authorize payments representing cash dividends in connection with any deferred award of shares of Common Stock. Determinations and interpretations with respect to the Incentive Plan are in the sole discretion of the Committee, whose determinations and interpretations are binding on all interested parties. The Committee may delegate to one or more officers the right to grant awards with respect to individuals who are not subject to Section 16(b) of the Exchange Act. Awards are granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee shall determine.

    No participant may be granted any award or awards under the Incentive Plan, the value of which awards are based solely on an increase in the value of shares after the date of grant of such award or awards, for more than 1,000,000 shares, in the aggregate, in any one calendar year.

    The exercise price per share under any stock option or the grant price of any SAR cannot be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option or SAR. Options may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by the tendering of shares of Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. Determinations of fair market value under the Incentive Plan are made in accordance with methods and procedures established by the Committee. For purposes of the Incentive Plan, the fair market value of shares of Common Stock on a given date is (a) the last sales price of the shares as reported on the Nasdaq National Market, if the shares are then being quoted on the Nasdaq National Market, or (b) the closing price of the shares on such date on a national securities exchange, if the shares are then being traded on a national securities exchange.

    The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

    The holder of restricted stock may have all of the rights of a shareholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the Committee lapse. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of such shares) at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units shall be forfeited, unless the Committee determines otherwise.

    Performance awards provide the holder thereof the right to receive payment, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. A performance award granted under the Incentive Plan may be denominated or payable in cash, shares of Common Stock or restricted stock. Dividend equivalents entitle the holder thereof to receive payments (in cash or shares, as determined by the Committee) equivalent to the amount of cash dividends with respect to a specified number of shares.

    No award granted under the Incentive Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will, by designation of a beneficiary, or by laws of descent and distribution, except that Nonqualified Stock Options may be transferred by a participant to certain members of such participant's immediate family or certain family trusts or partnerships. Each award is exercisable, during such individual's lifetime, only by such participant or such participant's permitted transferees, or, if permissible under applicable law, by such individual's guardian or legal representative.

    If any shares of Common Stock subject to any award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of shares or other consideration, the shares previously used for such awards become available for future awards under the Incentive Plan. Except as otherwise provided under procedures adopted by the Committee to avoid double counting with respect to awards granted in tandem with or in substitution for other awards, all shares relating to awards granted are counted against the aggregate number of shares available for granting awards under the Incentive Plan.

    If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event affects the shares of Common Stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, the Committee may, in such manner as it deems equitable, adjust (a) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards, (b) the number and type of shares (or other securities or property) subject to the outstanding awards and (c) the exercise price with respect to any award. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Incentive Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the Incentive Plan into effect.

    The Board of Directors may amend, alter or discontinue the Incentive Plan at any time, provided that shareholder approval must be obtained for any change that (a) absent such shareholder approval, would cause Rule 16b-3 as promulgated by the SEC under the Exchange Act to become unavailable with respect to the Incentive Plan; (b) requires the approval of the Company's shareholders under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange applicable to the Company; or (c) requires the approval of the Company's shareholders under the Code in order to permit Incentive Stock Options to be granted under the Incentive Plan.

    The following is a summary of the principal federal income tax consequences generally applicable to awards under the Incentive Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequences to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option or SAR. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an option, except under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

    With respect to other awards granted under the Incentive Plan that are payable either in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over

(b) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Company will be entitled at that time to a tax deduction for the same amount.

    Special rules apply in the case of individuals subject to Section 16(b) of the Exchange Act. In particular, under current law, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of the Company's tax deduction, may be determined as of the end of such period.

    Under the Incentive Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt of exercise of the award or shares previously owned by the optionee) to the Company to satisfy federal and state withholding tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an award. The amount of any such bonus will be taxable to the participant as ordinary income, and the Company will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

BOARD RECOMMENDATION AND SHAREHOLDER VOTE REQUIRED

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE INCENTIVE PLAN. Unless otherwise directed, the persons named in the accompanying Proxy intend to vote the Proxies held by them in favor of such proposal. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of the Common Stock of the Company).

    If a shareholder abstains from voting as to this proposal, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this proposal, but shall not be deemed to have been voted in favor of this proposal. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on this proposal, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to this proposal.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP has audited the books and records of the Company since 1960, and the Board of Directors intends to reappoint Arthur Andersen LLP for the Company's fiscal year ending October 31, 1999. Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire and will be available to respond to questions. The Audit Committee of the Board of Directors meets at least annually with representatives of Arthur Andersen LLP to review audit and accounting matters and the scope and level of fees for services rendered.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    Shareholders wishing to present proposals to be considered at the 2000 Annual Shareholders' Meeting should submit the proposals to the Company in accordance with all applicable rules and regulations of the SEC no later than September 21, 1999.

                                 OTHER MATTERS

    The Company knows of no other matters to come before the Annual Meeting. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed Proxy to vote as they deem in the best interests of the Company.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                                 [DAVID F. FISHER]

                                                  DAVID F. FISHER

                                                     SECRETARY

January 19, 1999

Appendix to Proxy Statement of ADC Telecommunications, Inc. dated January 19,
1999


                             ADC TELECOMMUNICATIONS, INC.
                              1991 STOCK INCENTIVE PLAN

                  (as amended and restated through February 23, 1999)


SECTION 1.  PURPOSE; EFFECT ON PRIOR PLAN.

    (a) PURPOSE. The purpose of the ADC Telecommunications, Inc. 1991 Stock Incentive Plan (the "Plan") is to aid in maintaining and developing management personnel capable of assuring the future success of ADC Telecommunications, Inc. (the "Company"), to offer such personnel incentives to put forth maximum efforts for the success of the Company's business and to afford such personnel an opportunity to acquire a proprietary interest in the Company.

    (b) EFFECT ON PRIOR PLAN. From and after the effective date of the Plan, no stock options or restricted stock awards shall be granted under the Company's Stock Option and Restricted Stock Plan. All outstanding stock options and restricted stock awards previously granted under the Stock Option and Restricted Stock Plan shall remain outstanding in accordance with the terms thereof.

SECTION 2.  DEFINITIONS.

    As used in the Plan, the following terms shall have the meanings set forth below:

    (a) "Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

    (b) "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Dividend Equivalent granted under the Plan.

    (c) "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

    (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

    (e) "Committee" shall mean a committee of the Board of Directors of the Company designated by such Board to administer the Plan and composed of not less than three directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3.

    (f) "Dividend Equivalent" shall mean any right granted under Section 6(e) of the Plan.

    (g) "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, for purposes of the Plan, the Fair Market Value of Shares on a given date shall be (i) the last sale price of the Shares as reported on the NASDAQ National Market System on such date, if the Shares are then quoted on the NASDAQ National Market System or (ii) the closing price of the Shares on such date on a national securities exchange, if the Shares are then being traded on a national securities exchange.

    (h) "Incentive Stock Option" shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

    (i) "Key Employee" shall mean any employee of the Company or any Affiliate who the Committee determines to be a key employee.

    (j)  "Non-Qualified Stock Option" shall mean an option granted under
    Section 6(a) of the Plan that is not intended to be an Incentive Stock
    Option.

    (k) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

    (l) "Participant" shall mean a Key Employee designated to be granted an Award under the Plan.

    (m) "Performance Award" shall mean any right granted under Section 6(d) of the Plan.

    (n) "Person" shall mean any individual, corporation, partnership, association or trust.

    (o) "Restricted Stock" shall mean any Share granted under Section 6(c) of the Plan.

    (p) "Restricted Stock Unit" shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

    (q) "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation thereto.

    (r) "Shares" shall mean shares of Common Stock, $.20 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

    (s) "Stock Appreciation Right" shall mean any right granted under Section 6(b) of the Plan.

SECTION 3.  ADMINISTRATION.

    (a) POWER AND AUTHORITY OF THE COMMITTEE. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants;
(ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock or Restricted Stock Units; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended;
(vii) determine whether, to what extent and under what circumstances cash or Shares payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee;
(viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

    (b) MEETINGS OF THE COMMITTEE. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as the Committee may determine. A majority of the Committee's members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

SECTION 4.  SHARES AVAILABLE FOR AWARDS.

    (a) SHARES AVAILABLE. Subject to adjustment as provided in Section 4(c), the number of Shares available for granting Awards under the Plan shall be 29,019,008. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares or cash payments to be received thereunder, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. In addition, any Shares that are used by a Participant as full or partial payment to the Company of the purchase price of Shares acquired upon exercise of an Option shall again be available for granting Awards.

    (b)  ACCOUNTING FOR AWARDS.  For purposes of this Section 4,

        (i) if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan; and

       (ii) if an Award entitles the holder to receive cash payments but the amount of such payments are denominated in or based on a number of Shares, such number of Shares shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan;

provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may be counted or not counted under procedures adopted by the Committee in order to avoid double counting.

    (c) ADJUSTMENTS. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or securities or other property) subject to outstanding Awards and (iii) the exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

    (d) INCENTIVE STOCK OPTIONS. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 29,019,008, subject to adjustment as provided in the Plan and Section 422 or 424 of the Code.

SECTION 5.  ELIGIBILITY.

    Any Key Employee, including any Key Employee who is an officer or director of the Company or any Affiliate, shall be eligible to be designated a Participant; provided, however, that an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code.

SECTION 6.  AWARDS.

    (a) OPTIONS. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

         (i) EXERCISE PRICE. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

        (ii) OPTION TERM. The term of each Option shall be fixed by the Committee.

       (iii) TIME AND METHOD OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

    (b) STOCK APPRECIATION RIGHTS. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

    (c) RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

         (i) RESTRICTIONS. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

        (ii) STOCK CERTIFICATES. Any Restricted Stock granted under the Plan shall be evidenced by issuance of a stock certificate or certificates. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted.

       (iii) FORFEITURE; DELIVERY OF SHARES. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units.

       (iv) LIMIT ON RESTRICTED STOCK AWARDS. Effective February 23, 1999, the maximum number of Shares under the Plan available for grants of Restricted Stock made after such date shall be _____ Shares.

    (d) PERFORMANCE AWARDS. The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash or Shares (including, without limitation, Restricted Stock) and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment to be made pursuant to any Performance Award shall be determined by the Committee.

    (e) DIVIDEND EQUIVALENTS. The Committee is hereby authorized to grant to Participants Dividend Equivalents under which such Participants shall be entitled to receive payments (in cash or Shares, as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

    (f)  GENERAL.

       (i) NO CASH CONSIDERATION FOR AWARDS. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

       (ii) AWARDS MAY BE GRANTED SEPARATELY OR TOGETHER. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

       (iii) FORMS OF PAYMENT UNDER AWARDS. Subject to the terms of the Plan and of any applicable Award Agreement, payments to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in Shares, cash or a combination thereof as the Committee shall determine, and may be made in a single payment, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

       (iv) LIMITS ON TRANSFER OF AWARDS. No Award and no right under any such Award shall be assignable, alienable, salable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; PROVIDED, HOWEVER, that a Participant may, in the manner established by the Committee,

              (A) designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant, or

              (B) transfer a Non-Qualified Stock Option to any member of such Participant's immediate family (which, for purposes of this clause (B) shall mean such Participant's children, grandchildren, or current spouse) or to one or more trusts established for the exclusive benefit of one or more such immediate family members or partnerships in which the Participant or such immediate family members are the only partners, PROVIDED that (1) there is no consideration for such transfer, and
       (2) the Non-Qualified Options held by such transferees continue to be subject to the same terms and conditions (including restrictions on subsequent transfers) as were applicable to such Non-Qualified Options immediately prior to their transfer.

    Each Award or right under any Award shall be exercisable during the Participant's lifetime only by the Participant, by a transferee pursuant to a transfer permitted by clause (B) of this Section 6(f)(iv), or, if permissible under applicable law, by the Participant's or such transferee's guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

       (v) TERM OF AWARDS. The term of each Award shall be for such period as may be determined by the Committee.

       (vi) RULE 16B-3 SIX-MONTH LIMITATIONS. To the extent required in order to comply with Rule 16b-3 only, any equity security offered pursuant to the Plan may not be sold for at least six months after acquisition, except in the case of death or disability, and any derivative security issued pursuant to the Plan shall not be exercisable for at least six months, except in case of death or disability. Terms used in the preceding sentence shall, for the purposes of such sentence only, have the meanings, if any, assigned or attributed to them under Rule 16b-3.

       (vii) RESTRICTIONS; SECURITIES EXCHANGE LISTING. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. If the Shares are traded on a securities exchange, the Company shall not be required to deliver any Shares covered by an Award unless and until such Shares have been admitted for trading on such securities exchange.

      (viii) AWARD LIMITATIONS UNDER THE PLAN. No Participant may be granted any Award or Awards under the Plan, the value of which Award or Awards are based solely on an increase in the value of Shares after the date of grant of such Award or Awards, for more than 1,000,000 Shares, in the aggregate, in any one calendar year period beginning with the 1994 calendar year. The foregoing annual limitation specifically includes the grant of any Awards representing "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

SECTION 7.  AMENDMENT AND TERMINATION; ADJUSTMENTS.

    Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

    (a) AMENDMENTS TO THE PLAN. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that:

        (i) absent such approval, would cause Rule 16b-3 to become unavailable with respect to the Plan;

       (ii) requires the approval of the Company's shareholders under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange that are applicable to the Company; or

      (iii) requires the approval of the Company's shareholders under the Code in order to permit Incentive Stock Options to be granted under the Plan.

    (b) AMENDMENTS TO AWARDS. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof.

    (c) CORRECTION OF DEFECTS, OMISSIONS AND INCONSISTENCIES. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 8.  INCOME TAX WITHHOLDING; TAX BONUSES.

    (a) WITHHOLDING. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or

(ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

    (b) TAX BONUSES. The Committee, in its discretion, shall have the authority, at the time of grant of any Award under this Plan or at any time thereafter, to approve bonuses to designated Participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have full authority in its discretion to determine the amount of any such tax bonus.

SECTION 9.  GENERAL PROVISIONS.

    (a) NO RIGHTS TO AWARDS. No Key Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Key Employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

    (b) DELEGATION. The Committee may delegate to one or more officers of the Company or any Affiliate or a committee of such officers the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to Key Employees who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

    (c) GRANTING OF AWARDS. The granting of an Award pursuant to the Plan shall take place only when an Award Agreement shall have been duly executed on behalf of the Company.

    (d) NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

    (e) NO RIGHT TO EMPLOYMENT. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

    (f) GOVERNING LAW. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Minnesota.

    (g) SEVERABILITY. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

    (h) NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

    (i) NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

    (j) HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10.  EFFECTIVE DATE OF THE PLAN.

    The Plan shall be effective as of the date of its approval by the shareholders of the Company.

SECTION 11.  TERM OF THE PLAN.

    Awards shall be granted under the Plan during a period commencing February 26, 1991, the date the Plan was approved by the shareholders of the Company, through February 26, 2006, the date to which the shareholders of the Company extended the expiration date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the ending date of the period stated above, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the end of such period.

[LOGO]
                              VOTE BY TELEPHONE
                         QUICK *** EASY *** IMMEDIATE               COMPANY #
                 CALL TOLL FREE *** ON A TOUCH TONE TELEPHONE       CONTROL #
                           1-800-240-6326 -- ANYTIME
_______________________________________________________________________________
Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, dated, signed and returned your proxy card. The deadline for telephone voting is noon (CST), February 22, 1999.

AUTOMATED TELEPHONE VOTING INSTRUCTIONS

1. Using a touch-tone telephone, dial 1-800-240-6326. Please make sure you stay on the line until you receive a confirmation of your vote.

2. When prompted, enter the 3-digit Company Number located in the box on the upper right hand corner of the proxy card.

3. When prompted, enter your 7-digit numeric Control Number that follows the Company Number.

   Option #1: To vote as the Board of Directors recommends on ALL proposals:
              Press "1" When asked, please confirm your vote by pressing 1 -- Thank you for voting.

   Option #2: If you choose to vote on each proposal separately: Press "0" You will hear these instructions:

              Proposal 1: To vote FOR ALL nominees, press "1"; to WITHHOLD FOR ---------- ALL nominees, press "9"; to WITHHOLD FOR AN INDIVIDUAL nominee, press "0" and listen to the instructions.

              Proposal 2: To vote FOR, press "1"; AGAINST, press "9"; ABSTAIN, ---------- press "0"

  When asked, please confirm your vote by pressing "1" -- Thank you for voting.

                    IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY
                                 PLEASE DETACH HERE
-------------------------------------------------------------------------------


                          ADC TELECOMMUNICATIONS, INC.
                                 ANNUAL MEETING

                          ADC Telecommunications, Inc.
                             12501 Whitewater Drive
                           Minnetonka, Minnesota 55343

                                 FEBRUARY 23, 1999


                                 Please detach here
-------------------------------------------------------------------------------



                         PLEASE MARK, SIGN, DATE AND RETURN THE
                         PROXY CARD USING THE ENCLOSED ENVELOPE.

1. Election of three directors for terms expiring in 2002.
   James C. Castle 01       Donald M. Sullivan 02       John D. Wunsch 03

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE THAT NOMINEE'S NAME IN THE BOX PROVIDED TO THE RIGHT.)

2. Approval of amendments to the Company's 1991 Stock Incentive Plan to (a) increase the number of shares available for issuance pursuant to awards thereunder, (b) extend the term of the 1991 Stock Incentive Plan until February 26, 2006 and (c) limit the number of shares of Common Stock that can be issued as restricted stock awards under the 1991 Stock Incentive Plan.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted as directed or, if no direction is given, will be voted FOR each proposal.

Address change? Mark Box  / /
Indicate changes below





   / /    FOR all nominees listed below                / /    WITHHOLD
          (except as marked to the contrary                   AUTHORITY to vote
          below)                                              for all nominees
                                                              listed below.

  /                                                             /

   / /    FOR                   / /    AGAINST         / /    ABSTAIN




          Date _________________________________________


/                                                         /

Signature(s) in Box

Please sign exactly as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.